EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of CN Energy Group. Inc. on Form F-3 (File No. 333-264579) of our report dated February 15, 2022, which contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the share re-designation and share consolidation or reverse share split as described in Note 21, which were audited by other auditors, with respect to our audit of consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows of CN Energy Group. Inc. for the year ended September 30, 2021, which appears in this Annual Report on Form 20-F for the year ended September 30, 2023. We were dismissed as auditors on September 21, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

February 15, 2024